EXHIBIT 16.1

STEVENSON & COMPANY CPAS LLC A PCAOB Registered Accounting Firm	12421 N Florida Ave. Suite.113 Tampa, FL 33612 {813)443-0619

August 19, 2016

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated August 19, 2016, of Advanced Environmental Petroleum Products, Inc, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our audit for December 31, 2014 and 2015 and any subsequent interim period (see comments for the June 30, 2016 interim period) through the date of change in auditor decision by the Board of Directors.

Very truly yours,

/s/ Stevenson & Company CPAS LLC

Stevenson & Company CPAS LLC

Tampa, Florida

PCAOB Registered
AICPA Member